Exhibit 10.2
Amended and Restated Employment Agreement
This Amended and Restated Employment Agreement and all exhibits hereto (this “Agreement”), dated as of February 5, 2025, is made by and between Latch, Inc. (“Latch”), and Jeff Mayfield (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”), and will become effective as of February 6, 2025 (the “Effective Date”).
RECITALS
WHEREAS, pursuant to an Employment Agreement effective September 5, 2023 (the “Original Agreement”), Latch has employed Executive as its Controller; and
WHEREAS, in connection with Executive’s appointment as Chief Financial Officer, the Parties desire to amend and restate the Original Agreement in its entirety and herein set forth the terms of Executive’s ongoing employment as of the Effective Date, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
AGREEMENT
1.Employment.
(a)General. Beginning on the Effective Date, the Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided. As a condition of Executive’s employment with the Company, Executive will be required to sign this Agreement and Exhibit B (Covenant Agreement), which is incorporated herein by reference.
(b)At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company (including pursuant to the terms of any equity award agreement) or as provided by applicable law. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.
(c)Positions and Duties. During the Term, Executive shall serve as Chief Financial Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Board of Directors of the Company (the “Board”) and the Company’s Chief Executive Officer. Executive shall report solely and directly to the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations or, with the consent of the Board (not to be unreasonably withheld), the board of directors of non-competitive for-profit businesses, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the reasonable rules and policies of the Company as adopted by the Company from time to time (to the extent they do not conflict with the terms of this Agreement), in each case, as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).
2.Compensation and Related Matters.
(a)Annual Compensation.
(i)Annual Base Salary. During the Term, Executive shall receive a base salary at a rate initially of $300,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted for increase, but not decrease (unless mutually agreed to by the Parties)), from time to time (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”) by the Board or its compensation committee (the “Compensation Committee”).
(ii)Annual Cash Bonus Opportunity. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or Compensation Committee with target level annual incentive compensation opportunities as may be determined by the Board or Compensation Committee from time to time, taking into account annual compensation opportunities made available to similarly situated executives at peer companies. Executive’s initial annual target incentive bonus opportunity (the “Target Bonus”) shall be 50% of the Annual Base Salary, and under no circumstances shall the Target Bonus be less than 50% of the Annual Base Salary (unless mutually agreed to by the Parties). The annual bonus payable under the incentive program (“Annual Bonus”) shall be based on the achievement of performance goals or such other criteria as may be determined by the Board or Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b). The Annual Bonus shall be paid to Executive when paid generally to other senior executives of the Company, but in any event, to the extent determinable as of such time, not later than March 15th of the year immediately following the applicable year for which such Annual Bonus is being paid. The Board or Compensation Committee may determine to measure the achievement of performance goals and/or pay the Annual Bonus quarterly. Any payment of the Annual Bonus made with respect to a quarterly period (a “Quarterly Bonus Payment”) shall be deducted from any Annual Bonus payment owed for the fiscal year in which such quarterly period occurred.
(iii)Long-Term Incentive Awards. During the Term, Executive will be eligible to participate and receive awards under the Company’s 2021 Incentive Award Plan (the “2021 Plan”), the Company’s Employment Inducement Award Plan or other applicable incentive award plan adopted by the Company from time to time (as amended from time to time and together with any successor plan(s), collectively, the “Plan”). Executive’s awards thereunder shall be in such amounts and in such forms as may be determined by the Board or Compensation Committee, taking into account the compensation practices and programs (including the long-term incentive compensation opportunities) for similarly situated executives at peer companies. Executive will receive a one-time new hire equity incentive compensation award in the form of a grant of restricted stock units, subject to (i) approval by the Board or the equity plan administrator, as applicable (the “Administrator”) and (ii) effectiveness of the Company’s Registration Statement on Form S-8 registering shares under the applicable Plan (the “Form S-8” and, the date of such effectiveness, the “S-8 Date”), and in accordance with applicable securities laws and the requirements of the applicable Plan (the “Initial RSU Grant”). Upon issuance, such Initial RSU Grant will (i) represent the right to receive 130,000 shares of common stock of the Company, (ii) contain a vesting start date of September 5, 2023 (the “Vesting Start Date”), (iii) contain a three year vesting schedule whereby one-third (1/3) of the shares subject to the Initial RSU Grant will vest on the first anniversary of the Vesting Start Date and one-twelfth (1/12) of the shares subject to the RSU Grant will vest quarterly thereafter for the remaining two years, provided in each case that Executive continues to be employed by the Company on the relevant date, and (iv) contain other provisions determined by the Board or Administrator, as applicable, in its sole discretion. The Initial RSU Grant will be subject to the terms of the applicable Plan and other customary terms and conditions, which will be fully set forth in an award notice and restricted stock unit agreement (collectively, including any exhibits thereto, the “Equity Documents”). Copies of the Equity Documents will be provided for review and signature as promptly as practicable following (x) approval of the Initial RSU Grant by the Board or Administrator and (y) satisfaction of all applicable securities law and other regulatory requirements, including effectiveness of the Form S-8. To the extent the Board or Compensation Committee determines, in its sole discretion and in recognition of Executive’s appointment as Chief Financial Officer, to make a one-time grant of equity to Executive (in addition to the Initial RSU Grant) following the S-8 Date (the “Supplemental Grant”), the vesting start date of the Supplemental Grant shall be the Effective Date.
(b)Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, subject to the terms and eligibility requirements thereof and as such plans, programs and arrangements may be amended or in effect from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.
(c)Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Executive shall be entitled to unlimited vacation, regardless of then-current Company Policies, subject to approval by Executive’s manager, such approval not to be unreasonably withheld.
(d)Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.
(e)Key Person Insurance. At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.
(f)Indemnification and D&O Insurance. The Company shall indemnify, defend and hold harmless (unless prohibited by law, applicable regulation, or listing standard) (and advance expenses to) Executive to the greatest extent permitted by applicable state law, including, only to the extent permitted under applicable state law, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including, without limitation, attorneys’ fees), losses, and damages resulting from Executive’s performance of Executive’s duties or obligations with the Company (or its affiliates) whether Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. The Company shall provide Executive with coverage under a directors’ and officers’ liability insurance policy to the same extent provided to other senior executives and directors of the Company.

3.Termination of Employment.
Executive’s employment hereunder and the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances and the Term will end on the Date of Termination:
(a)Circumstances.
(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
(iii)Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
(iv)Termination without Cause. The Company may terminate Executive’s employment without Cause.
(v)Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.
(vi)Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive; provided further, however, that the Company shall in such event pay Executive all wages (including base salary and incentive compensation) Executive would have earned during the 30 day period following the date of such notice. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.
(c)Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate, if applicable) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive (payable on the Company’s next payroll date); (ii) any expense reimbursements owed to Executive pursuant to Section 2(d), payable pursuant to the applicable policy; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or applicable plan, program or arrangement or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy for severance benefits shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.
(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
4.Severance Payments.
(a)Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c) and, in the case of termination of employment as a result of death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Company shall pay Executive (or Executive’s estate, if applicable) to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs (less any Quarterly Bonus Payments made with respect thereto), as determined by the Board in its reasonable and good faith discretion based upon actual performance achieved (with any subjective individual performance goals treated as achieved at not less than target), which Annual Bonus, if any, shall be paid to Executive (or Executive’s estate, if applicable) in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to actively employed senior executives of the Company, but not later than March 15 of the year following the year of termination (the “Accrued Annual Bonus”). In addition, in the case of termination of employment as a result of death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Company shall pay Executive (or Executive’s estate, if applicable) a pro-rated Annual Bonus for the year in which such termination occurs (based on the number of days Executive was employed during the year, less any Quarterly Bonus Payments made with respect thereto), as determined by the Board in its reasonable and good faith discretion based upon actual performance achieved (with any subjective individual performance goals treated as achieved at not less than target), which pro-rated Annual Bonus, if any, shall be paid to Executive (or Executive’s estate, if applicable) in the fiscal year after the Date of Termination when bonuses are paid in the ordinary course to actively employed senior executives of the Company, but not later than March 15 of the year following the year of termination.
(b)Termination without Cause or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then except as otherwise provided under Section 4(c) and subject to Executive signing on or before the 60th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”) and Executive’s continued compliance in all material respects with Section 5 (provided, that the Company shall provide Executive with written notice of any such noncompliance and not less than thirty (30) days to cure the noncompliance if capable of cure), the Company shall pay Executive in addition to payments and benefits set forth in Section 3(c), the following:
(i)an amount in cash equal to the sum of (i) the Annual Base Salary plus (ii) the Target Bonus (less any Quarterly Bonus Payments made with respect to the fiscal year in which the Date of Termination occurs), payable in the form of salary continuation in regular installments over the twelve-month period following the date of Executive’s Separation from Service (the

“Severance Period”) (provided that such payments will not begin until the Release is executed and not revoked) in accordance with the Company’s normal payroll practices;
(ii)the Accrued Annual Bonus (if any); and
(iii)if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall continue for the remainder of the COBRA Continuation Period.
(c)Change in Control. In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, in either case, during the three (3) month period prior to the date of a Change in Control or on or within twenty-four (24) months following the date of a Change in Control, subject to Executive signing on or before the 60th day following Executive’s Separation from Service, and not revoking, the Release and Executive’s continued compliance in all material respects with Section 5 (provided, that the Company shall provide Executive with written notice of any such noncompliance and not less than thirty (30) days to cure the noncompliance if capable of cure), the Company shall pay Executive, in addition to the payments and benefits set forth in Section 3(c), the following:
(i)an amount in cash equal to the sum of (i) the Annual Base Salary plus (ii) the Target Bonus (less any Quarterly Bonus Payments made with respect to the fiscal year in which the Date of Termination occurs). Such amount shall be payable in a single lump sum within thirty (30) days after execution of the Release, provided, however, that such amount shall be paid in a lump sum only if such payment is in compliance with Section 409A (as defined below) and shall otherwise be paid on the same schedule as set forth in Section 4(b)(i);
(ii)the Accrued Annual Bonus (if any);
(iii)the payment set forth in Section 4(b)(iii); and
(iv)all unvested equity or equity-based awards held by Executive and that were granted under the Plan shall immediately become 100% vested, provided, however, that any performance-based award will remain subject to attainment of the relevant performance goals unless a more favorable provision is contained in an applicable award agreement, and outstanding options shall remain exercisable for the remainder of their original option term, subject to earlier termination in connection with a corporate event or transaction to the extent permitted under the applicable equity incentive plan.
(d)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2(f) and 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.
5.Covenants. The provisions of Exhibit B (the “Covenant Agreement”) are expressly incorporated into this Agreement and Executive agrees to abide by the terms set forth therein. Executive acknowledges that the provisions of the Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term to the extent such provisions are intended to extend beyond Executive’s period of employment with the Company.
6.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
7.Certain Definitions.
(a)Cause. “Cause” shall mean, after written notice of the following and Executive’s failure to cure within fifteen (15) days of receipt of notice from the Company (provided, that a notice and cure opportunity shall only be required to the extent any such matter is curable):
(i)Executive’s (A) willful refusal (other than due to physical or mental incapacity) to substantially perform the duties associated with Executive’s position with the Company or (B) refusal (other than due to physical or mental incapacity) to carry out the reasonable and lawful instructions of the Board concerning duties or actions consistent with the Executive’s position with the Company;
(ii)Executive’s (A) material breach of Section 5 of this Agreement; (B) material violation of a Company Policy if such violation of Company Policy could reasonably be expected to have a material detrimental effect on the Company’s reputation or business; or (C) breach of any of Executive’s fiduciary duties to the Company;
(iii)Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, deceit, dishonesty or fraud that the Board believes has had or would reasonably be expected to have a detrimental effect on the Company’s reputation or business; or
(iv)Executive’s commission of any act of fraud, embezzlement, theft, willful misappropriation, or willful misconduct in connection with, or in the course of, Executive’s duties or employment.
For purposes of this definition, an action or inaction is only “willful” if it is done or omitted by Executive without a good faith belief that such action or inaction is in the best interests of the Company. No action or inaction based upon direction of the Board or advice of counsel to the Company shall constitute Cause. Poor performance shall not, in and of itself, constitute Cause. Any notification for termination for Cause shall occur within ninety (90) days following the Board’s first becoming aware of the action or inaction constituting Cause.
(b)Change in Control. “Change in Control” shall have the meaning set forth in the 2021 Plan, as in effect on the Effective Date, provided that such event also constitutes an event described in Treasury Regulation Section 1.409A-3(i)(5) and occurs after the Effective Date.
(c)Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
(d)Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.
(e)Disability. “Disability” shall mean, at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of 180 days within a 12 month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.
(f)Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within one hundred twenty (120) days after any of the following events, unless Executive expressly consents in writing to the applicable event: (i) a reduction in Executive’s Annual Base Salary or Target Bonus, other than a reduction of less than 10% (aggregating all prior reductions) that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material reduction in Executive’s employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which Executive is entitled immediately prior to such reduction (other than in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees); (iii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position with the Company or a diminution in Executive’s reporting line, title or position, it being understood that Executive’s transition to Chief Accounting Officer and/or Controller of the Company shall not be considered “Good Reason;” (iv) the relocation of Executive’s primary office to a location outside a 50 mile radius from the City of St. Louis, Missouri (unless Executive is made a remote employee); (v) the Company’s breach of a material provision of this Agreement or any material compensation agreement with Executive; (vi) a failure by the Company to obtain the express written assumption of this Agreement by any successor to the Company; or (vii) a failure by the Company to issue the Initial RSU Grant within 30 days of the effectiveness of the Form S-8. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Executive has provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.
8.Parachute Payments.
(a)Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)The Total Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
(c)All determinations regarding the application of this Section 8 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and reasonably acceptable to Executive (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(d)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 8, the excess amount shall be returned promptly by Executive to the Company.
9.Miscellaneous Provisions.
(a)Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Missouri without reference to the principles of conflicts of law of the State of Missouri or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of Missouri, and where applicable, the laws of the United States.

(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, email or certified or registered mail, postage prepaid, as follows:
(i)If to the Company, to the General Counsel of the Company at the Company’s headquarters,
(ii)If to Executive, to the last address that the Company has in its personnel records for Executive, or
(iii)At any other address as any Party shall have specified by notice in writing to the other Party.
(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.
(e)Entire Agreement. The terms of this Agreement, and the Covenant Agreement incorporated herein by reference as set forth in Section 5, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Original Agreement or any prior employment offer letter or employment agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in St. Louis, Missouri. Such arbitration shall be conducted in accordance with the then-existing JAMS Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge shall be chosen by the parties; and (ii) Company shall pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator. Each Party shall bear its own attorney’s fees and expenses; provided, that if Executive is the prevailing party in any proceeding (including in any court action referenced below), the Company shall, unless the arbitrator or judge, as applicable, determines that it is not reasonable under the circumstances, promptly reimburse Executive for any reasonable attorney fees and costs incurred in connection with such proceeding. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Covenant Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing employment arbitration rules as modified by this subsection. In such event, all references herein to JAMS shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.
(i)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(j)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)Section 409A.
(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company and Executive agree in good faith that the payments and benefits under this Agreement would not comply with Section 409A, the parties hereto shall reasonably and in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.
(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a

“Separation from Service”) and, except as provided below, if Executive would otherwise have the ability to control the calendar year in which such payment or benefits would be made or provided, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (i) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (ii) Executive shall submit Executive’s reimbursement request promptly following the date the expense is incurred, (iii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (iv) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
10.Executive Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

LATCH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Chief Strategy and Legal Officer

EXECUTIVE

/s/ Jeff Mayfield
Jeff Mayfield

[Signature Page to Employment Agreement]

EXHIBIT A
Separation Agreement and Release
    This Separation Agreement and Release (“Agreement”) is made by and between ________________ (“Executive”) and Latch, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
    WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of _____, ____ (the “Employment Agreement”) and that certain Covenant Agreement (as defined in the Employment Agreement); and
    WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits, compensation earned but not yet paid, severance payments, or Executive’s right to indemnification or liability insurance provided by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
    NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
    1.    Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section [4(b)/4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
    2.    Release of Claims and Covenant Not to Sue. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries or affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement relating to Executive’s employment with the Company or its subsidiaries or termination therefrom, including, without limitation:
        (a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;
        (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
        (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
        (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
        (e)    any and all claims for violation of the federal or any state constitution;
        (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
        (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
        (h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and
        (i)    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Executive hereby acknowledges that Executive is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Executive hereby agrees to expressly waive any rights Executive may have to that effect. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement.
    3.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21] days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
    4.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

    5.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
6.    Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement.
    7.    Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”).
8.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	Jeff Mayfield

COMPANY
By:
Dated:	Name: Title:

EXHIBIT B
Covenant Agreement
    In consideration of, and as a condition of Executive’s employment Executive and the Company hereby agree as follows (capitalized terms not otherwise defined below have the meanings set forth in the Employment Agreement to which this Covenant Agreement is attached as an exhibit). For the purposes of this Covenant Agreement, “Company” means Latch, Inc. and its current and future affiliates, as applicable.
1.Company Property.
a.All correspondence, records, documents, software, promotional materials and other Company property (including, without limitation, Confidential Information and Company Inventions (each as defined below)) and all copies thereof, which come into Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by Executive or not, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment for any reason, or any time at the Company’s request, Executive shall return to the Company all such property of the Company, as well as Third Party Information (as defined below), and certify in writing that Executive has fully complied with the foregoing obligation.
b.Upon the earlier of (i) any request of the Company and (ii) five (5) days after the date of Executive’s termination hereunder for any reason, Executive shall deliver promptly to the Company all customer lists, sales and service manuals and data, equipment, computers, printers, facsimile machines, office equipment, cellular telephones, records, manuals, books, blank forms, documents, databases, files, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business of the Company, and all of other property, trade secrets, Company Inventions or Confidential Information of the Company, as well as Third Party Information, which are in Executive’s possession, care or control.
c.Executive shall not copy, delete, or alter any information contained upon Executive’s Company computer or Company equipment before returning it to Company pursuant to Sections 1(a) and (b) above. In addition, if Executive has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Executive agrees to permanently delete and expunge such Confidential Information from those systems. Executive further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of employment or promptly after termination of employment, Executive shall cooperate with Company in attending an exit interview and certifying in writing that Executive has complied with the requirements of this Section 1.c.

d.Notwithstanding the foregoing, Executive shall be permitted to retain Executive’s contacts, calendars, personal correspondence, personal materials and files, and any documents or information reasonably needed for Executive’s preparation of Executive’s personal tax returns.
2.Non-Competition; Non-Solicitation; Non-Disparagement.
a.Executive agrees and acknowledges that, in connection with Executive’s employment with the Company, Executive will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates, including, without limitation, “know how,” trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, improvements, discoveries, developments, designs, techniques, customer lists, pricing policies, operational methods, and documents and information with respect to present and prospective plans for research and development, financial statements, budgets, contracts, goods, services, products, equipment, processes, clients, customers, agents, employees, contractors, suppliers, service providers, sales and marketing methods, and other business affairs, discussions, negotiations, or agreements of the Company and its Affiliates (collectively, “Confidential Information”). Confidential Information does not include: (1) information that was already known to Executive prior to the Effective Date without restriction on its use or disclosure; (2) information that was independently developed by Executive without reference to or use of any Confidential Information; or (3) information that is or becomes generally known or available to the public through no wrongful act of either Executive or any third party. Executive further acknowledges and agrees that, given the nature of this Confidential Information, it is likely that such Confidential Information would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company or its Affiliates and its use by others could cause substantial harm to the Company or its Affiliates. Executive and the Company also recognize that an important part of Executive’s duties will be to develop and continue goodwill for the Company and its Affiliates through personal contact with the customers of the Company and its Affiliates, and that there is a danger that this goodwill, a proprietary asset of the Company or its Affiliates, may follow Executive when Executive’s relationship with the Company is terminated. Accordingly, in consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive agrees that, while Executive is in the employ of the Company and for a one (1) year period after the termination of Executive’s employment with the Company for any reason, Executive shall not, either on Executive’s own behalf or on behalf of any third party, directly or indirectly:
i.except on behalf of the Company or its Affiliates, directly or indirectly, either as a proprietor, equity holder, partner, joint venturer, investor, lender, principal, agent, officer, director, employee or otherwise (other than as a holder of not more than one percent (1%) of the total outstanding stock of (x) a publicly held company or (y) on a passive basis, a non-publicly held company held either directly or through investments in mutual, hedge or private equity funds), and whether through Executive’s own efforts or through the efforts of, or in any way assisting or employing the assistance of, any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with whom Executive is employed or associated) engage in any Competitive Business (as defined below) (provided that in the case of the Executive being engaged by a Competitive Business after Executive’s engagement by the Company has ceased, Executive performs duties that are the same or similar to those performed for the Company and/or that would require or permit the Executive to use Confidential Information and provided, further, that for the avoidance of doubt Executive shall not be engaged in a Competitive Business if Executive is employed by an entity which engages in a Competitive Business, but Executive provides services solely to a unit, division, subsidiary or affiliate that is not engaged in a Competitive Business); or
ii.(x) recruit, solicit, encourage, or attempt to cause (or in any way assist another in recruiting, soliciting, encouraging, or attempting to cause) any employee, consultant, or contractor of or for the Company or its subsidiaries to terminate his/her/its employment or other relationship with the Company or its subsidiaries (y) hire, employ, or seek to employ, or cause, recommend, or assist any competing individual or entity to hire, employ, or seek to employ, any person or entity who or that is (or was at any time within the one (1) year period prior to the termination of Executive’s employment) employed or engaged by the Company or its subsidiaries, other than consultants or contractors who do not provide services primarily to the Company or its subsidiaries (provided that, with respect to periods after the Executive’s engagement by the Company has ceased, the Executive solicits any such person or entity for a position that would result in such person or entity being directly involved in a Competitive Business or otherwise would allow or require that person or entity to use Confidential Information), or (z) solicit, aid or induce any customer, client, supplier, licensee, advertiser, vendor or any other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries or reduce the amount of business conducted with the Company or its subsidiaries, or directly interfere with the relationship between the Company or its subsidiaries and any customer, client, supplier, licensee, advertiser, vendor or any other business relation of the Company or its subsidiaries. The foregoing restrictions shall not prevent Executive from posting a general solicitation for employment or from hiring an individual who responds to a general solicitation for employment as long as Executive is not otherwise violating this Section 2.a.ii.
b.During and after employment, Executive agrees not to disparage the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company.  The Company agrees that its current executive officers and directors will not disparage you while they are employed or engaged by the Company. The foregoing non-disparagement obligations shall not apply to the following actions (i) if testifying truthfully under oath pursuant to any lawful court order, deposition notice, or subpoena, (ii) otherwise responding to or providing disclosures required by law, including disclosures reasonably intended to comply with securities laws or exchange listing standards, (iii) as otherwise allowed by applicable law in the course of performing obligations of the party, or (iv) in any litigation between Executive and Company. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic or otherwise. In addition, Executive agrees that, while Executive is in the employ of the Company, Executive shall not, either on Executive’s own behalf or on behalf of any third party, directly or indirectly, participate in any expert network calls or similar discussions or meetings regarding the Company. Executive further agrees that, while employed by or after termination of Executive’s employment with the Company, Executive shall not, either on Executive’s own behalf or on behalf of any third party, directly or indirectly: (x) disclose, use, lecture upon, publish, or divulge to any third party, any of Company’s Confidential Information or information relating to or regarding any Company Inventions, except as may be required in connection with Executive’s work for Company, or as expressly authorized by the Chief Executive Officer or Board of Directors of the Company; or (y) use or allow to be used any trade or business name, or other words, symbol, logo, or means of identification which is similar to one used by the Company or any of its Affiliates.
c.As used herein, “Competitive Business” means any business involved in developing, marketing or selling access control and monitoring hardware related products that allow an organization and/or individual to control and monitor access to a workspace, living area, or any owned, leased, or rented property (or other material product lines adopted by the Company from time to time)
d.The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. Executive acknowledges that, based upon Executive’s education, experience, and training, the restrictions herein will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family at any time.
e.If any restriction set forth in this Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.
f.The restrictions contained in this Section 2 are necessary for the protection of the business and goodwill of the Company and/or its Affiliates and are considered by Executive to be reasonable for such purposes. Executive agrees that any material breach of this Section 2 will cause the Company and/or its Affiliates substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance, injunctive and other equitable relief.
3.Third Party Information. Executive acknowledges that Company has received and, in the future, will receive from third parties confidential or proprietary information (collectively, “Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of employment, Executive shall hold Third Party Information in strict confidence and shall not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with Executive’s work for Company or unless expressly authorized by an officer of Company in writing.
4.Protection of Confidential Information; Recognition of Company’s Rights. Executive shall not, either during the Term or at any time after the termination of Executive’s employment with the Company for any reason, use, reproduce or disclose any Confidential Information to any person or entity for any reason, except as may be necessary in discharging Executive’s assigned duties as an employee of the Company, or as expressly authorized by the Chief Executive Officer or Board of Directors of the Company. Executive agrees that Executive shall use the utmost care to protect the secrecy and confidentiality of Confidential Information and take steps to ensure that unauthorized persons do not have or gain access to Confidential Information. Executive also agrees to obtain written approval by the Chief Executive Officer or Board of Directors of the Company before publishing or submitting for publication any material (written, oral, or otherwise) that incorporates any Confidential Information. Executive hereby assigns to Company any rights Executive may have or acquire in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
5.No Improper Use of Information of Prior Employers and Others. Executive represents and warrants to the Company that Executive’s employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to employment by Company. Executive further represents that Executive has not entered into, and shall not enter into, any agreement, either written or oral, in conflict with Executive’s obligations under this Agreement. Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such agreements. During Executive’s employment by Company, Executive shall not improperly make use of, or disclose, any information or trade secrets of any of Executive’s former employers or other third party, nor shall Executive bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Executive shall use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to that of the Executive, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by Company.
6.Inventions.
a.As used herein, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The above notwithstanding, the Company shall not have any Copyright or Intellectual Property Right to Executive’s personal photos, videos, any Inventions that are not a Company Invention (as defined below), or other works that are not used for commercial or business purposes related to the Company’s business. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
b.Executive has previously disclosed to Company a complete list of all Inventions that (a) Executive has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of Executive’s employment by Company; (b) in which Executive has an ownership interest or which Executive has a license to use; and (c) that Executive wishes to have excluded from the scope of this Covenant Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are disclosed to Company in writing, Executive warrants that there are no Prior Inventions. Executive agrees not to incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of employment with Company, Executive incorporates a Prior Invention into a Company process, machine or other work, Executive hereby grants Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
c.Subject to subclause (e) below and except for Prior Inventions that Executive has disclosed to Company in writing, Executive hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all of Executive’s right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, or reduced to practice either alone or with others, in connection with Executive’s employment with the Company (“Company Inventions”).
d.During the period of Executive’s employment, Executive shall promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by Executive, either alone or with others and (b) all patent applications filed by Executive or in which Executive is named as an inventor or co-inventor, in each case, with respect to those Inventions made, conceived, reduced to practice, or learned by Executive, either alone or with others, in connection with Executive’s employment with the Company.
e.Executive agrees that, as directed by the Company, Executive shall assign to a third party, including without limitation the United States, all of Executive’s right, title, and interest in and to any particular Company Invention.
f.During and after the period of Executive’s employment, Executive shall assist Company in every reasonable and proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure Executive’s signature on any document needed in connection with such purposes, Executive hereby irrevocably designates and appoints

Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act on Executive’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Executive.
g.Executive agrees that Executive will, in connection with his employment with the Company, comply with the Company’s Open Source Software Policy, as in effect from time to time.
h.Executive shall maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Company Inventions which records shall be available to, and remain the sole property of, the Company at all times.
7.Notification of New Employer. If Executive leaves the employ of Company, Executive consents to the notification of Executive’s new employer of Executive’s rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise, and the Company consents to Executive similarly notifying any such new employer.
8.Export. Executive agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations. Product development and manufacturing work with international partners carried out on behalf of the Company in the course of performing Executive’s duties and not in violation of written Company Policies shall not be considered a violation of this Section 8.
9.Name and Likeness Rights. Executive hereby authorizes the Company to reasonably use, reuse, and to grant others the right to reasonably use and reuse Executive’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after Executive’s employment, for reasonable purposes that are reasonably related to Executive’s services or prior services to the Company, including reasonable use related to promoting the Company’s business or the products to which Executive’s services or prior services relate.
10.Exceptions. Notwithstanding anything herein to the contrary, Executive shall be permitted to disclose Confidential Information (a) to Executive’s legal and financial advisors, (b) as required by applicable law, a court order or subpoena, or a governmental or regulatory investigation or (c) as reasonably appropriate in connection with any litigation between Executive and the Company or any of its subsidiaries or affiliates, Notwithstanding any other provision of this Agreement: (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if (A) Executive files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order. Confidential Information shall not include information that is generally known to the public or within the Company’s industry, other than as a result of Executive’s breach of this Agreement or any other agreement with the Company.
IN WITNESS WHEREOF, the Parties have executed this Covenant Agreement on the date and year first above written.

LATCH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Chief Strategy and Legal Officer

EXECUTIVE

/s/ Jeff Mayfield
Jeff Mayfield
B-8